Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Taboola.com Ltd. for the registration of Ordinary Shares, Debt Securities, Warrants, Subscription Rights, Purchase Contracts and/or Units, and to the incorporation by reference therein of our reports dated February 28, 2024, with respect to the consolidated financial statements of Taboola.com Ltd., and the effectiveness of internal control over financial reporting of Taboola.com Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer A Member of EY Global	February 28, 2024 Tel Aviv, Israel